Exhibit (a)(3)(vi)

Leading Independent Proxy Advisory Firms ISS and Glass Lewis Recommend Taro Shareholders Vote “FOR” Taro Sun Pharma Merger

New York, USA May 8, 2024 – Taro Pharmaceutical Industries Ltd. (NYSE: TARO) (“Taro” or the “Company”) today announced that leading independent proxy advisory firms Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) have both recommended that Taro shareholders vote “FOR” the pending Merger transaction with Sun Pharmaceutical Industries Ltd. (“Sun Pharma”) at the upcoming May 22, 2024, extraordinary general meeting of shareholders.

Taro’s shareholders are reminded that the May 19, 2024, deadline for proxy voting is rapidly approaching and are urged to vote “FOR” the transaction, as unanimously recommended by Taro’s Special Committee, Board of Directors, Audit Committee and both proxy advisory firms.

To vote their shares, shareholders should refer to the proxy card that was mailed to them commencing April 15, 2024. Shareholders who have questions or need assistance voting their shares should contact Taro’s proxy solicitor MacKenzie Partners, Inc., at (800) 322-2885 (from the United States and Canada) or collect at (212) 929-5500 (from other locations).

Additional Information

In connection with the transaction, Taro commenced disseminating the definitive Proxy Statement to shareholders on April 15, 2024.

Please refer to Taro’s press release dated April 15, 2024, for additional Information.

This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell any securities, and it is not a substitute for any proxy statement or other materials that may be filed with or furnished to the SEC should the Merger proceed.

About Taro Pharmaceutical Industries Ltd. (NYSE: TARO)

Taro Pharmaceutical Industries Ltd. is a multinational, science-based pharmaceutical company dedicated to meeting the needs of its customers through the discovery, development, manufacturing and marketing of the highest quality healthcare products. For further information on Taro Pharmaceutical Industries Ltd., please visit the Company’s website at www.taro.com.

Forward-Looking Statements

This announcement contains forward-looking statements. Forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements involve factors, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Such factors, risks and uncertainties include the possibility that the Merger will not occur on the timeline anticipated, or at all, if events arise that result in the termination of the Agreement, or if one or more of the various closing conditions to the Merger are not satisfied or waived, or if the regulatory review process takes longer than anticipated and other risks and uncertainties discussed in documents filed with the SEC by the Company as well as the Schedule 13E-3 and the proxy statement filed by the Company. All information provided in this press release is as of the date of the press release, and the Company undertakes no duty to update such information, except as required under applicable law.

Further information on these and other factors is included in filings the Company makes with the SEC from time to time, including the section titled “Risk Factors” in the Company’s most recent Form 20-F, as well as the Form 6-K and Schedule 13E-3 (which includes the proxy statement) filed by the Company. These documents are available on the SEC Filings section of the Investor Relations section of the Company’s website at: https://taro.gcs-web.com/.

Investor Relations Contacts

Taro Pharmaceutical Industries Ltd.

Contact:

William J. Coote
VP, CFO

(914) 345-9001

William.Coote@taro.com